Offer by

PACHOLDER HIGH YIELD FUND, INC.

(the “Fund”)

To Purchase

Up to 100% of Its Outstanding

Preferred Shares

(Pacholder High Yield Fund; Auction Rate Cumulative Preferred Stock, Series W)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON April 13, 2016, UNLESS THE OFFER IS EXTENDED.

THE FUND’S OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON AT LEAST 80% OF THE OUTSTANDING PREFERRED SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN, THE FINANCING CONDITION (AS DEFINED BELOW) AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14 OF THIS OFFER TO PURCHASE — “CONDITIONS FOR THE OFFER.”

If the Offer is completed, the Fund will purchase Auction Rate Cumulative Preferred Stock, Series W (“Preferred Shares”) at a price equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share) in cash, plus any unpaid dividends accrued through April 13, 2016, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase dated March 11, 2016 (“Offer to Purchase”) and in the Fund’s related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended from time to time, constitutes the Fund’s “Offer”), if properly tendered and not withdrawn prior to the Expiration Date (as defined herein).

Neither the Fund, nor the Fund’s Board of Directors (the “Board”) nor J.P. Morgan Investment Management Inc., the investment adviser for the Fund (the “Adviser” or “JPMIM”), makes any recommendation as to whether to tender or not to tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or the Adviser. As of the date of this Offer to Purchase, the Directors and executive officers of the Fund did not beneficially own any Preferred Shares.

You may direct questions and requests for assistance to Georgeson LLC (“Georgeson”), the Information Agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Preferred Shares, you need not take any action.

IMPORTANT PROCEDURES

If you want to tender all or a portion of your Preferred Shares of the Fund, you must do one of the following before the Offer expires:

•	If your Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Shares for you; or

•	Deliver your Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the expiration date of the Fund’s Offer.

If you want to tender your Preferred Shares and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. The Fund may reject any tender not fully in compliance with these procedures.

To tender your Preferred Shares, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

THIS OFFER TO PURCHASE AND THE FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

March 11, 2016

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 100% of the Preferred Shares of the Fund
PRICE OFFERED PER SHARE:	95.5% of the liquidation preference of $25,000 per share (or $23,875 per share, the “Closing Amount”) in cash, plus any unpaid dividends accrued through April 13, 2016, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase.
SCHEDULED EXPIRATION DATE:	April 13, 2016
PURCHASER:	Pacholder High Yield Fund, Inc. This is an issuer tender offer.

The following are some of the questions that you, as a Preferred Shareholder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase and the Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY PREFERRED SHARES?

This is an issuer tender offer. The Fund is offering to purchase Preferred Shares it previously issued. The Fund is a Maryland corporation, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified closed-end management investment company.

HOW MUCH IS THE FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Fund is offering to purchase up to 100% of its outstanding Preferred Shares, at a price per share equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share) in cash, plus any unpaid dividends accrued through April 13, 2016, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under the Fund’s Articles Supplementary, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund, a voluntary redemption of the Preferred Shares by the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain maintenance amount or asset coverage requirements. Under current market and financial conditions, the Adviser believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Articles Supplementary is remote. The Fund may consider in the future and reserves the right to consider, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares or the repurchases of Preferred Shares in the open market. The Fund, however, does not currently intend to redeem or repurchase any Preferred Shares that remain outstanding after the Offer expires.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Preferred Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker or other nominee holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other nominee holder may charge you a fee for doing so. You should consult your broker or other nominee holder to determine whether any charges will apply.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

The Offer will expire at 5:00 p.m., New York City time, on April 13, 2016, unless extended. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If you hold your Preferred Shares directly, you have until the expiration of the Offer to tender your Preferred Shares in the Offer. If you cannot deliver everything required to make a valid tender to Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (“Computershare”), the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

If your Preferred Shares are registered in the name of your broker or other nominee holder, you may need to tender your Preferred Shares in the Offer before 5:00 p.m., New York City time, on April 13, 2016, in order to allow such nominee holder time to tender your Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to tender your Preferred Shares and provide to such nominee holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?

No, the Fund is offering to purchase up to 100% of its outstanding Preferred Shares. The Offer is however conditioned on at least 80% of the outstanding Preferred Shares being validly tendered and not withdrawn, the Financing Condition (as defined below), as well as certain other conditions as described in Sections 8 and 14 of this Offer to Purchase.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming the Fund purchases 100% of its outstanding Preferred Shares at 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $41,065,000, plus any unpaid dividends accrued through the Expiration Date (as defined below). The Fund is seeking to enter into a credit facility to finance the purchase of Preferred Shares in the Offer (the “Credit Facility”). The Fund is currently negotiating the terms of the Credit Facility. The tender offer is subject to the Fund’s entry into the Credit Facility and the availability of funds thereunder that are sufficient to fund the purchase of Preferred Shares in the Offer (the “Financing Condition”). This means that if the Fund is not able to satisfy the Financing Condition, the Fund will not be required to close the Offer. There can be no assurances that the Fund will be able to enter into the Credit Facility or have funds available thereunder to fund the purchase of Preferred Shares in the Offer. If the Financing Condition has not been satisfied or waived by at least five business days prior to the Expiration Date, the Fund will amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in the Fund’s plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. If the Financing Condition is satisfied or waived, the Fund will promptly disclose this information and extend the offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

HOW DO I TENDER MY PREFERRED SHARES IN THE OFFER?

To tender Preferred Shares in the Offer, you must deliver the Preferred Shares to the Depositary not later than the Expiration Date (as defined below). If your Preferred Shares are held in street name by your broker or other nominee holder, such nominee can tender your Preferred Shares through The Depository Trust Company. See Section 3 of this Offer to Purchase, which describes procedures for tendering your Preferred Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED PREFERRED SHARES?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after 5:00 p.m. New York City time, on April 13, 2016, or such later date to which the Offer is extended (the “Expiration Date”). The Fund will pay for your validly tendered and not withdrawn Preferred Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW PREFERRED SHARES I HAVE TENDERED IN THE OFFER?

You can withdraw tendered Preferred Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Preferred Shares for payment by April 13, 2016, you can withdraw them at any time after such time until the Fund accepts Preferred Shares for payment. See Section 4 of this Offer to Purchase.

To withdraw tendered Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent for the Offer), with the required information to the Depositary, while you have the right to withdraw the tendered Preferred Shares. If your Preferred Shares are registered in the name of your broker or other nominee holder, contact that nominee holder to withdraw your tendered Preferred Shares. You may need to allow such nominee holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING PREFERRED SHARES?

Generally, the receipt of cash in connection with tendering Preferred Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Preferred Shares for cash generally will be treated either as (1) a sale or exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF THE OFFER?

The purpose of the Offer is to provide liquidity for Preferred Shareholders and provide a benefit to the Fund as a whole. The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding Preferred Shares and a commitment from two substantial Preferred Shareholders to participate in the Offer (as discussed further below). The Fund issued the Preferred Shares for the purpose of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objective. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common stockholders by earning a rate of portfolio return (which includes the return earned on investments made with the proceeds from leverage) that exceeds the leverage costs over the long term.

Since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. The Fund believes that such auctions are unlikely to be successful in the foreseeable future, if at all. A failed auction is not a default on, or loss of capital of, the Preferred Shares, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate. However, as a result of the failed auctions, holders of the Preferred Shares who desire to sell their Preferred Shares have been unable to do so in the auction process. The Fund also believes that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid.

In April 2015, RiverNorth Capital Management, LLC (“RNCM”), RiverNorth Capital Partners, L.P. (“RNCP”) and RiverNorth Institutional Partners, L.P. (“RNIP” and, together with RNCM, RNCP and RNIP “RiverNorth” or the

“RiverNorth Parties”) approached the Fund and the Adviser to express its concerns about the lack of liquidity for the Preferred Shares. The RiverNorth Parties are substantial beneficial holders of the Fund’s Preferred Shares. The Adviser has engaged in ongoing discussions with representatives from RiverNorth and Morgan Stanley & Co. LLC (“Morgan Stanley”), another substantial beneficial holder of the Fund’s Preferred Shares, regarding leverage alternatives for the Preferred Shares, including the possibility that the Fund could conduct a tender offer for some or all of the outstanding Preferred Shares at a price below the full liquidation preference of the Preferred Shares.

The Adviser believes that the Fund continues to benefit from a leveraged capital structure. The Adviser evaluates leverage alternatives for the Fund as part of its ongoing investment responsibilities, and periodically presents related information to the Fund’s Board for its consideration. As part of the ongoing discussions between the Adviser, RiverNorth and Morgan Stanley, and based on the Adviser’s analysis of current market and financial conditions, including, among other things, the Adviser’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, the Adviser determined that conducting the Offer at a tender price at 95.5% of the liquidation preference of the Fund’s Preferred Shares and entering into the Credit Facility would be in the best interests of the Fund. In making this determination, the Adviser considered, among other factors, the economic impact to the Fund from redeeming Preferred Shares at the tender price, including, but not limited to, any accretion to the net asset value of the Common Stock and the benefit to Preferred Shareholders from the liquidity provided by the Offer. The Advisor also considered the potential costs and benefits to the Fund from utilizing an alternative form of leverage to pursue the Fund’s investment strategy, including, but not limited to, the Adviser’s interest rate outlook and any potential flexibility provided by the Credit Facility in managing the Fund’s overall leverage amount, and the elimination of potential inefficiencies associated with the Preferred Shares.

Following the Adviser’s recommendation regarding the tender price, as discussed above, the Board met on February 12, 2016 to consider the Offer and, based on the information provided to the Board and the Adviser’s analysis, approved the Offer, subject to the conditions described herein.

Immediately thereafter, the Fund and the Adviser (the “Fund Parties”) entered into an agreement dated February 12, 2016 with the RiverNorth Parties pursuant to which the Fund Parties agreed to conduct the Offer and the RiverNorth Parties agreed to, among other things, tender 100% of their Preferred Shares (the “RiverNorth Agreement”). In addition, the Fund Parties entered into an agreement dated February 12, 2016 with Morgan Stanley pursuant to which the Fund Parties agreed to conduct the Offer and Morgan Stanley agreed to tender 100% of their Preferred Shares (the “Morgan Stanley Agreement”). See Sections 9 and 12 of this Offer to Purchase for additional information. If both RiverNorth and Morgan Stanley honor their commitments to tender 100% of their Preferred Shares, the minimum condition will be satisfied.

Please bear in mind that neither the Fund, nor the Fund’s Board, nor the Adviser has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

ARE THERE ANY CONDITIONS TO THE OFFER?

The Fund’s obligation to accept and pay for Preferred Shares tendered depends upon certain conditions that must be satisfied in the reasonable judgment or waived by the Fund, on or prior to the Expiration Date, including but not limited to:

•	The Offer being conditioned upon a minimum of 80% of the Preferred Shares being tendered and not withdrawn;

•	The satisfaction or waiver of the Financing Condition; and

•	Certain other conditions as described in Section 14 of this Offer to Purchase — “Conditions for the Offer.”

IF I DECIDE NOT TO TENDER MY PREFERRED SHARES IN THE OFFER, HOW WILL THE OFFER AFFECT MY PREFERRED SHARES?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no well-

established secondary market for the Preferred Shares. Since mid-February of 2008, the weekly auctions for the Preferred Shares have not attracted sufficient clearing bids for there to be a successful auction. As a result, holders desiring to sell their Preferred Shares have been, and in the future may be, unable to do so and, even if they can sell their Preferred Shares, may be forced to sell outside of the auction process at a discount to the liquidation preference of the Preferred Shares. If you do not tender your Preferred Shares in the Offer, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future; you may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share. See Section 8 of this Offer to Purchase.

The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer expires, including a redemption of such Preferred Shares or the repurchasing of Preferred Shares in the open market. The Fund, however, does not currently intend to redeem any Preferred Shares that remain outstanding after the Offer expires.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Fund decides to extend the Offer, the Fund will inform the Depositary of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you own Preferred Shares through a broker or other nominee holder, you can call your broker or other nominee holder. You can also contact Georgeson LLC, the Fund’s Information Agent (the “Information Agent”), toll free at: (800) 457-0759, Monday through Friday, 9 a.m. to 11 p.m., Eastern time.

Dear Preferred Shareholder:

INTRODUCTION

Pacholder High Yield Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, hereby offers to purchase up to 100% of the Fund’s outstanding preferred shares of beneficial interest, $0.01 par value, and liquidation preference of $25,000 per share, designated Auction Rate Cumulative Preferred Stock, Series W (the “Preferred Shares”) as follows, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Fund’s related Letter of Transmittal (which together constitutes the Fund’s “Offer”):

Fund	Preferred Shares
Pacholder High Yield Fund, Inc.	Auction Rate Cumulative Preferred Stock, Series W

The price to be paid for the Preferred Shares is an amount to the seller, equating to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share) in cash, plus any unpaid dividends accrued through the Expiration Date (as defined herein), less any applicable withholding taxes and without interest (the “Per Share Amount”). The Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the Fund’s related Letter of Transmittal.

The Offer is open to all holders of Preferred Shares (the “Preferred Shareholders”). The Offer is conditioned upon there being a minimum of 80% of the outstanding Preferred Shares validly tendered and not withdrawn prior to the expiration of the Fund’s Offer, the Financing Condition (as defined below), and other conditions as outlined in this Offer to Purchase. See Section 14 “Conditions to the Offer” of this Offer to Purchase.

Neither the Fund, its Board of Directors nor the Adviser makes any recommendation as to whether you should tender or not tender Preferred Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the Fund’s related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Fund, its Board of Directors or the Adviser. As of the date of this Offer to Purchase, the Directors and executive officers of the Fund did not beneficially own any Preferred Shares.

You will not be obligated to pay brokerage fees or commissions. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) as well as Georgeson LLC, the Fund’s Information Agent for the offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 “Fees and Expenses.” The receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes, and you will be responsible for any tax liabilities you incur as a result of participating in the Offer. In addition, if you fail to complete, sign and return to the Depositary a Form W-9 (or in the case of certain Non-U.S. Preferred Shareholders, an appropriate IRS Form W-8), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer. Certain Non-U.S. Preferred Shareholders may also be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment and pay for up to 100% of its outstanding Preferred Shares, validly tendered prior to 5:00 p.m. New York City time, on April 13, 2016, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4 of this Offer to Purchase. The Fund reserves the right to extend the Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Exchange Act. During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share), plus any unpaid dividends accrued through the Expiration Date (as defined herein), less any applicable withholding taxes and without interest. See Section 7 of this Offer to Purchase. Under no circumstances will interest be paid on the offer price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Preferred Shares.

When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Preferred Shares. Under the Fund’s Articles Supplementary, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund, a voluntary redemption of the Preferred Shares by the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain maintenance amount or asset coverage requirements. Under current market and financial conditions, the Adviser believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Articles Supplementary is remote. The Fund may consider in the future and reserves the right to, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares or the repurchases of Preferred Shares in the open market. The Fund, however, does not currently intend to redeem or repurchase any Preferred Shares that remain outstanding after the Offer expires.

The Offer is being made to all of the Fund’s Preferred Shareholders. The Offer is subject to a minimum of 80% of the outstanding number of Preferred Shares being validly tendered and not withdrawn, the Fund’s entry into the Credit Facility and the availability of funds thereunder that are sufficient to fund the purchase of Preferred Shares in the tender offer (the “Financing Condition”), as well as certain other conditions as described in Section 14 of this Offer to Purchase.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. The amount of any stock or share transfer taxes imposed in respect of Preferred Shares tendered in connection with the Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the Preferred Shareholder’s account and will not be borne by the Fund. Preferred Shareholders should consult their own tax advisors concerning the tax consequences of participating in the Offer in light of their particular situations.

As of the date of this Offer to Purchase, there were 1,720 Preferred Shares of the Fund outstanding. As of the date of this Offer to Purchase, the Directors and executive officers of the Fund did not beneficially own any Preferred Shares.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3. PROCEDURES FOR TENDERING PREFERRED SHARES

To tender Preferred Shares pursuant to the Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of the Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before 5:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer to Purchase are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to the Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act)) (each of the foregoing, an “Eligible Institution”);

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholders pursuant to the Offer may be subject to a 28% backup withholding tax unless the Preferred Shareholder provides an IRS Form W-9 (in the case of a U.S. Preferred Shareholder) or the appropriate IRS Form W-8 (in the case of a Non-U.S. Preferred Shareholder), as described in Section 6 of this Offer to Purchase. In addition, and subject to the discussion of FATCA in Section 6, a withholding rate of 30% may be applied to the gross payments payable to a Non-U.S. Preferred Shareholder, unless a lower rate is specified by an applicable income tax treaty (provided we have received proper certification of the application of such treaty on IRS Form W-8BEN (in the case of individual Non-U.S. Preferred Shareholders) or IRS Form W-8BEN-E (in the case of all other Non-U.S. Preferred Shareholders)) or unless such payments are effectively connected with the Non-U.S. Preferred Shareholder’s conduct of a trade or business within the United States (provided such Non-U.S. Preferred Shareholder provides us with an IRS Form W-8ECI). See Section 6 of this Offer to Purchase.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Fund will determine, in its sole and absolute discretion, all questions as to the number of Preferred Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Preferred Shares. The Fund’s determination will be final and binding on all parties. The Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer (including the Financing Condition) and any defect or irregularity in the tender of any particular Preferred Shares or any particular Preferred Shareholder. No tender of Preferred Shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering Preferred Shareholder or waived by the Fund. Neither the Fund, the Depositary, the Information Agent, nor any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Fund’s interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Preferred Shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Preferred Shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Fund that:

•	you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the Letter of Transmittal or otherwise.

The Fund’s acceptance for payment of Preferred Shares tendered under the Offer will constitute a binding agreement between you and the Fund with respect to such Preferred Shares, upon the terms and conditions of the Offer described in this and related documents.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Preferred Shares that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agreed to all of the terms of the Offer.

4. WITHDRAWAL RIGHTS

Preferred Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, at any time after April 13, 2016.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. After the Expiration Date, Preferred Shares may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of the Preferred Shares to be withdrawn, if different from the name of the person who tendered the Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Preferred Shares may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Fund in its sole and absolute discretion, which determination will be final and binding. Neither the Fund, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Expiration Date of the Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment such Preferred Shares pursuant to the Offer. Payment for Preferred Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering Preferred Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Preferred Shareholders. In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see Section 3 of this Offer to Purchase. Under no circumstances will interest on the purchase price for Preferred Shares be paid, regardless of any delay in making such payment. Although the Fund has no current intention to do so, if the Fund increases the consideration to be paid for Preferred Shares pursuant to the Offer, the Fund will pay such increased consideration for all Preferred Shares purchased pursuant to the Offer.

If any tendered Preferred Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

The purchase price of the Preferred Shares will equal 95.5% of the liquidation preference of $25,000 per share net to the seller in cash (or $23,875 per share), plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Preferred Shares pursuant to an Offer by the Fund is for general information purposes only. This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes or state, local, or foreign taxes) that may be relevant to particular Preferred Shareholders in light of their own investment or tax circumstances. Unless otherwise noted, this discussion deals only with Preferred Shares held as capital assets and does not deal with special situations or particular types of Preferred Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, Preferred Shareholders holding their Preferred Shares as part of hedging, integrated, conversion, straddle or constructive sale transactions, regulated investment companies, real estate investment trusts, traders in securities that elect to mark their holdings to market, insurance companies, Preferred Shareholders subject to the federal alternative minimum tax, certain expatriates or former long-term residents of the United States, tax-exempt entities, Preferred Shareholders whose functional currency is not the U.S. dollar, or entities treated as partnerships or pass-through entities for U.S. federal income tax purposes). Furthermore, this discussion assumes that no Preferred Shareholder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), holds Common Stock or other shares of stock in the Fund.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion is not binding on the IRS and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the U.S. federal income tax consequences of the sale of Preferred Shares pursuant to an Offer or that any such position would not be sustained.

Preferred Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Preferred Shareholder” means a Preferred Shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Shareholder” is a Preferred Shareholder that is not a U.S. Preferred Shareholder. A partnership holding Preferred Shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of Preferred Shares pursuant to an Offer.

A sale of Preferred Shares of a Fund for cash in the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Preferred Shareholder’s particular circumstances, the sale of Preferred Shares pursuant to an Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is potentially taxable to the Preferred Shareholder as a dividend.

Under Section 302(b) of the Code, a sale of Preferred Shares of the Fund pursuant to an Offer generally will be treated as a sale or exchange of those Preferred Shares if the receipt of cash by the shareholder: (a) results in a complete termination of the Preferred Shareholder’s interest in the Fund, (b) results in a “substantially disproportionate” redemption with respect to the Preferred Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Preferred Shareholder. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Preferred Shareholder’s percentage voting interest in the Fund by more than 20% and after which the Preferred Shareholder owns a less-than-50% voting interest in the Fund. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Preferred Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on a Preferred Shareholder’s particular facts and circumstances; in general, the smaller a Preferred Shareholder’s percentage interest in the Fund, the more likely that any such reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, Preferred Shares of the Fund actually owned, as well as Preferred Shares of the Fund considered to be owned by the Preferred Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by a Preferred Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests has been satisfied. Preferred Shareholders participating in an Offer should consult with their tax advisers regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) of the Code is met, a Preferred Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Preferred Shares purchased in the Offer (minus any amounts treated as a dividend, as described below) and the Preferred Shareholder’s adjusted basis in such Preferred Shares. The gain or loss will be capital gain or loss, which generally will be long term capital gain or loss if such Preferred Shares have been owned (or are deemed to have been owned) for more than one year. The maximum federal income tax rate currently applicable to long term capital gains recognized by individuals and other non-corporate taxpayers is 20%. The deductibility of capital losses is subject to certain limitations.

If none of the tests described above for sale or exchange treatment under Section 302(b) of the Code are met, amounts received by a Preferred Shareholder in exchange for its Preferred Shares pursuant to the Fund’s Offer will be taxable to the Preferred Shareholder as a dividend to the extent of such Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits. In this case, a Preferred Shareholder will not be permitted to recognize any loss in connection with its tender of its Preferred Shares pursuant to the Offer. In addition, in the case of a corporate Preferred Shareholder treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Preferred Shares held by such Preferred Shareholder following the Offer and the recognition of gain. Corporate Preferred Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

To the extent that amounts received in connection with an Offer exceed a Preferred Shareholder’s allocable share of the Fund’s current and/or accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Preferred Shareholder’s Preferred Shares, and any amounts in excess of the Preferred Shareholder’s adjusted basis in its Preferred Shares will constitute taxable gain. Any remaining adjusted basis in the Preferred Shares tendered to the Fund (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Preferred Shares held by such Preferred Shareholder following an Offer.

Additional Tax on Net Investment Income. An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the Preferred Shares, less certain deductions. U.S. Preferred Shareholders should consult their tax advisors with respect to this additional tax.

Backup Withholding. Backup withholding at a rate of 28% will be imposed on the gross proceeds paid to a tendering U.S. Preferred Shareholder or Non-U.S. Preferred Shareholder unless such Preferred Shareholder qualifies for an exemption from backup withholding, as described below. A U.S. Preferred Shareholder will be exempt from backup withholding if it provides to the applicable withholding agent (generally on an IRS Form W-9) its taxpayer identification number (employer identification number or social security number) as well as other information, and certifies under penalty of perjury that the taxpayer identification number is correct, that the U.S. Preferred Shareholder is a United States Person (as defined in the Code) and that the U.S. Preferred Shareholder is not subject to backup withholding, or if it otherwise establishes that it is exempt from backup withholding. Certain U.S. Preferred Shareholders (for example, corporations and tax-exempt entities) are generally exempt from backup withholding. In order for a Non-U.S. Preferred Shareholder to qualify as exempt from backup withholding, such Non-U.S. Preferred Shareholder must certify as to its non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Withholding for Non-U.S. Preferred Shareholders. Even if a Non-U.S. Preferred Shareholder has provided the required certification to avoid backup withholding, as described above, U.S. federal income tax equal to 30% (or a lower applicable treaty rate) will be withheld from the gross payments payable to a Non-U.S. Preferred Shareholder or his or her agent unless the applicable withholding agent determines that (a) a reduced rate of withholding or exemption from withholding is available under an applicable income tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Preferred Shareholder’s conduct of a United States trade or business (and, if an applicable income tax treaty requires, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-U.S. Preferred Shareholder) or (c) the gross proceeds should not be treated as a dividend distribution for U.S. federal income tax purposes under the rules described above. Because the applicable withholding agent may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the withholding agent generally will treat the entire amount received by a Non-U.S. Preferred Shareholder as a dividend distribution. Accordingly, the withholding agent will generally withhold U.S. federal income tax equal to 30% of the cash payable pursuant to the Offer, unless such Non-U.S. Preferred Shareholder or its agent obtains a reduced rate of withholding or an exemption from withholding pursuant to a tax treaty or on the grounds that the paid proceeds are effectively connected with the conduct of a U.S. trade or business, as described below.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Preferred Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI. If the 30% withholding tax described above is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Preferred Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA. Withholding tax may be imposed under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) on certain types of payments made to “foreign financial institutions” (defined broadly to include, among other entities, banks, certain insurance companies, hedge funds, private equity funds, mutual funds, securitization vehicles or other investment vehicles) and certain other non-U.S. entities (including payments to U.S. Preferred Shareholders who hold shares through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Because the applicable withholding agent may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of FATCA withholding, the withholding agent generally will treat the entire amount received by a Non-U.S. Preferred Shareholder participating in the Offer as a dividend distribution from us. Accordingly, the applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the cash payable pursuant to the Offer to the Non-U.S. Preferred Shareholder or its agent, unless such Non-U.S. Preferred Shareholder or its agent provides to the applicable withholding agent documentation (generally the appropriate IRS Form W-8) demonstrating that FATCA withholding is not warranted. Non-U.S. Preferred Shareholders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances and the requisite steps that can be taken and information that can be provided in order to demonstrate FATCA withholding is not warranted.

7. PRICE RANGE OF PREFERRED SHARES; DIVIDENDS

The Preferred Shares are not listed and do not trade on any securities exchange. Although the Preferred Shares may be purchased and sold through privately-negotiated transactions, no well-established secondary market for the Preferred Shares exists today and no public trading market for the Preferred Shares has been established outside the auction process. Accordingly, no price history is available. In addition, since mid-February of 2008, the weekly auctions for the Preferred Shares have failed.

The terms of the Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares. The amount and frequency of dividends in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the maximum rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

Sources of Funds. If 100% of the outstanding Preferred Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $41,065,000, plus any unpaid dividends accrued through the Expiration Date.

The Fund is seeking to enter into the Credit Facility to finance the purchase of Preferred Shares in the Offer. The Fund is currently negotiating the terms of the Credit Facility. The Fund is attempting to secure the Credit Facility, which will provide borrowings in an aggregate principal amount of up to $50,000,000. In order to secure the Credit Facility, the Fund anticipates that it will be required to pledge a portfolio of U.S. corporate investment grade and high-yield bonds as collateral to secure the loans under the Credit Facility. The tender offer is subject to the Financing Condition. This means that if the Fund is not able to satisfy the Financing Condition, the Fund will not be required to close the Offer. There can be no assurances that the Fund will be able to enter into the Credit Facility or have funds available thereunder to fund the purchase of Preferred Shares in the Offer and satisfy the Financing Condition. If the Financing Condition has not been satisfied or waived by at least five business days prior to the Expiration Date, the Fund will amend the Schedule TO to disclose any material change in the Fund’s plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. If the Financing Condition has been satisfied or waived, the Fund will promptly disclose this information and extend the offer to the extent required by Rule 13e-4 under the Exchange Act. The Fund does not have any alternative financing arrangements or alternative financing plans in the event the Fund fails to enter into the Credit Facility or the funds fail to be available thereunder.

The Fund has no arrangements to refinance or repay any borrowings it may incur under the Credit Facility and use to fund the purchase of the Preferred Shares validly tendered, and not withdrawn, in the Offer. The Fund may in the future seek to refinance or repay any such borrowings through the issuance of term debt instruments or the incurrence of term loans depending upon future market conditions and prevailing interest rates.

Purchase Price in the Offer is Less than Liquidation Preference. The Per Share Amount reflects a 4.5% discount to the liquidation preference of $25,000 per share of Preferred Shares. Under the Fund’s Articles Supplementary, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund, a voluntary redemption of the Preferred Shares by the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain maintenance amount or asset coverage requirements. Under current market and financial conditions, the Adviser believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Articles Supplementary is remote. The Fund may consider in the future and reserves the right to, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares or the repurchases of Preferred Shares in the open market. The Fund, however, does not currently intend to redeem or repurchase any Preferred Shares that remain outstanding after the Offer expires.

Effect on the Rating of the Fund’s Preferred Shares and the Maximum Rate. The Fund’s Preferred Shares currently receive credit ratings from S&P and Moody’s, each a nationally recognized statistical rating organization. The Fund’s Preferred Shares were given the highest rating from S&P (a “AAA” rating) and Moody’s (a “Aaa” rating) upon their initial issuance. Due to changes by Moody’s and S&P in their respective ratings methodology for securities issued by closed-end funds, the Fund’s Preferred Shares were downgraded from Aaa to Aa3 by Moody’s in July 2012 and from AAA to AA by S&P in May 2014.

As noted above, the Funds expect to purchase Preferred Shares accepted for payment in each Offer with proceeds of the Credit Facility. If less than 100% of the Fund’s Preferred Shares are tendered in the Offer, the Fund would continue after its Offer with some of the Preferred Shares outstanding.

The Adviser’s analysis of the impact the offer may have on any Preferred Shares that are not tendered indicates that, if the Offer is conducted, it may result in the Preferred Shares of the Fund that remain outstanding qualifying for a lower rating than their current “AA” rating from S&P and Aa3 from Moody’s. While it is unclear whether and to what extent S&P or Moody’s may downgrade its ratings of the Fund’s Preferred Shares, based on current investment processes, any such downgrades (depending on the extent) could result in a Fund paying dividends on the Preferred Shares at higher maximum rates to its Preferred Shareholders than may be the case prior to the Offer being conducted and could increase the Fund’s cost of leverage.

Effect on Net Asset Value of Common Stock. Preferred Shareholders should note that the Offer is expected to result in accretion to the net asset value of the common stock of the Fund (“Common Stock”) following the Offer, due to the fact that the tender price would represent a discount to the liquidation preference of the Preferred Shares. The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available) or in the event of a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain maintenance amount or asset coverage requirements.

The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. If on, or prior to, the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient funds available under the Credit Facility to pay for all Preferred Shares tendered, it may extend the Offer to allow additional time to raise sufficient funds.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any Preferred Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund. As noted above, under the Fund’s Articles Supplementary, holders of the Fund’s Preferred Shares would receive the full liquidation preference of the Preferred Shares in certain limited circumstances — i.e., in the event of the liquidation of the Fund, a voluntary redemption of the Preferred Shares by the Fund or a mandatory redemption under the terms of the Preferred Shares as a result of the Fund failing to meet certain maintenance amount or asset coverage requirements. Under the market and financial conditions in place as of the date of this Offer to Purchase, JPMIM believes the likelihood of the Fund liquidating or being required to redeem Preferred Shares under the terms of its Articles Supplementary is remote. The Fund may consider in the future and reserves the right to consider, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares or the repurchases of Preferred Shares in the open market. The Fund, however, does not currently intend to redeem or repurchase any Preferred Shares that remain outstanding after the Offer expires. It is possible that following the completion of the Offer the rating assigned to the Preferred Shares that remain outstanding may be downgraded by Moody’s and S&P, the rating agencies currently rating the Preferred Shares.

As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Shares and there can be no assurance that there will be future liquidity for the Preferred Shares. In considering any recommendation by the Adviser and making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of the Offer, the Board will take into account what is in the best interests of the Fund and the particular facts and circumstances that may then exist, including the Fund’s then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Shares and such other factors as the Board deems relevant. See also Section 9 “Purpose of the Offer” of this Offer to Purchase.

Preferred Shares the Fund acquired pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE MKT or any other securities exchanges on which the Common Stock may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Risk of Termination of the Credit Facility. The leverage represented by the Preferred Shares is perpetual in that the Preferred Shares have no fixed repayment date and may remain outstanding indefinitely. In contrast, loans incurred under the Credit Facility are customarily terminable by the lender thereunder upon the occurrence of certain events, such as a default by the Fund. If the Credit Facility is terminated by the lender and the Fund is unable to find replacement financing, the Fund will be forced to decrease the amount of its leverage. Such an event could have negative consequences for the Fund, including requiring the Fund to sell investments at a loss, tax consequences to the Fund or its shareholders and reducing the return to its holders of Common Stock.

Cost of Leverage. Historically, the Fund utilized the Preferred Shares as its primary form of leverage. Until the first quarter of 2008, the rate paid on the Preferred Shares was determined pursuant to an auction process but, since the first quarter of 2008, the periodic auctions for the Preferred Shares have failed. As a result, the current rate paid on the Preferred Shares is the “Maximum Rate,” which is calculated by a methodology set forth in the terms of the Preferred Shares. The calculation for determining the Maximum Rate for the Preferred Shares is different than how interest amounts are determined under the Credit Facility. As of the date of this Offer, the Maximum Rate is lower than the interest rate anticipated to be payable under the Credit Facility, which is one month LIBOR plus 75 basis points. Depending on market conditions over time, however, leverage costs for Credit Facility may be higher or lower than leverage costs for the Preferred Shares.

Tax Consequences of Purchase to Preferred Shareholders. The Fund’s purchase of tendered Preferred Shares pursuant to the Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See Section 6 “Certain Material U.S. Federal Income Tax Consequences” of this Offer to Purchase.

9. PURPOSE OF THE OFFER

The purpose of the Offer is to provide liquidity for Preferred Shareholders and provide a benefit to the Fund as a whole. The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding

Preferred Shares and a commitment from two substantial Preferred Shareholders to participate in the Offer (as discussed further below). The Fund issued the Preferred Shares for the purpose of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objective. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the common stockholders by earning a rate of portfolio return (which includes the return earned on investments made with the proceeds from leverage) that exceeds the leverage costs over the long term.

Under market conditions as they existed prior to mid-February of 2008, distribution rates on the Preferred Shares for each weekly rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. Since mid-February 2008, holders of the Preferred Shares have been directly impacted by lack of liquidity, which has similarly affected holders of similar auction rate preferred securities issued by many of the nation’s closed-end funds. Since then, regularly scheduled auctions for the Preferred Shares have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. In a failed auction, Preferred Shareholders cannot sell all, and may not be able to sell any, of their Preferred Shares tendered for sale. While repeated auction failures have affected the liquidity for the Preferred Shares, the failure of the auctions does not constitute a default or automatically alter the credit quality of the Preferred Shares, and Preferred Shareholders have continued to receive dividends at the defined “maximum rate”, which is currently calculated as the applicable percentage of the “AA” Financial Composite Commercial Paper Rate on the date of the auction based on the lower of the credit ratings assigned to the Preferred Shares by Moody’s and S&P (such maximum rate is a function of short-term interest rates and typically higher than the rate that would have otherwise been set through a successful auction).

As discussed above, since mid-February of 2008, the periodic auctions for auction-rate securities like the Preferred Shares have not attracted sufficient clearing bids for there to be successful auctions. The Fund believes that such auctions are unlikely to be successful in the foreseeable future. The Fund also believes that no well-established secondary market exists outside the auctions for auction-rate securities and therefore the Preferred Shares are generally illiquid.

In April 2015, the RiverNorth Parties approached the Fund and the Adviser to express its concerns about the lack of liquidity for the Preferred Shares. The RiverNorth Parties are substantial beneficial holders of the Fund’s Preferred Shares. The Adviser has engaged in ongoing discussions with representatives from RiverNorth and Morgan Stanley, another substantial beneficial holder of the Fund’s Preferred Shares, regarding leverage alternatives for the Preferred Shares, including the possibility that the Fund could conduct a tender offer for some or all of the outstanding Preferred Shares at a price below the full liquidation preference of the Preferred Shares.

The Adviser believes that the Fund continues to benefit from a leveraged capital structure. The Adviser evaluates leverage alternatives for the Fund as part of its ongoing investment responsibilities, and periodically presents related information to the Fund’s Board for its consideration. As part of the ongoing discussions between the Adviser, RiverNorth and Morgan Stanley, and based on the Adviser’s analysis of current market and financial conditions, including, among other things, the Adviser’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, the Adviser determined that conducting the Offer at a tender price at 95.5% of the liquidation preference of the Fund’s Preferred Shares and entering into the Credit Facility would be in the best interest of the Fund. In making this determination, the Adviser considered, among other factors, the economic impact to the Fund from redeeming Preferred Shares at the tender price, including, but not limited to, any accretion to the net asset value of the Common Stock and the benefit to Preferred Shareholders from the liquidity provided by the Offer. The Advisor also considered the potential costs and benefits to the Fund from utilizing an alternative form of leverage to pursue the Fund’s investment strategy, including, but not limited to, the Adviser’s interest rate outlook and any potential flexibility provided by the Credit Facility in managing the Fund’s overall leverage amount, and the elimination of potential inefficiencies associated with the Preferred Shares.

Following the Adviser’s recommendation regarding the tender price, as discussed above, the Board met on February 12, 2016 to consider the Offer and, based on the information provided to the Board and the Adviser’s analysis, approved the Offer, subject to the conditions described herein.

Immediately thereafter, the Fund Parties entered into the RiverNorth Agreement pursuant to which the Fund Parties agreed to conduct the Offer and the RiverNorth Parties agreed to, among other things, tender 100% of their Preferred Shares. In addition, the Fund Parties entered into the Morgan Stanley Agreement, pursuant to which the Fund Parties agreed to conduct the Offer and Morgan Stanley agreed to tender 100% of their Preferred Shares. See Section 12 of this Offer to Purchase for additional information. If both RiverNorth and Morgan Stanley honor their commitments to tender 100% of their Preferred Shares, the minimum condition will be satisfied.

Please bear in mind that neither the Fund, nor the Fund’s Board, nor the Adviser has made any recommendations as to whether you should tender your Preferred Shares. Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

10. FINANCIAL INFORMATION

The audited financial statements of the Fund for the period from January 1, 2015 through December 31, 2015 appear in the Fund’s Annual Report to Shareholders for the year ended December 31, 2015 (the “Annual Report”). The Annual Report has previously been provided to shareholders of the Fund and is incorporated by reference herein (to the extent that the material contained therein is deemed “filed” with the SEC rather than “furnished”). Copies of the Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov). You also may request a copy of these filings, at no cost, by writing or telephoning the Depositary at its address and telephone number set forth below.

11. INFORMATION CONCERNING THE FUND

The Fund is a diversified closed-end management investment company organized as a corporation under the laws of the state of Maryland, whose principal executive office is located at 270 Park Avenue, New York, NY 10017, telephone: (877) 217-9502.

Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statement and other information with the SEC relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Directors and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Fund. JPMIM acts as the investment adviser for the Fund pursuant to an investment adviser agreement.

The Fund also is a party to certain other service agreements. Computershare, LLC serves as the Fund’s transfer agent, registrar and dividend disbursing agent and shareholder servicing agent for the Fund’s Common Stock. Computershare serves as the Depositary for the Offer. JPMorgan Chase Bank, N.A. serves as the custodian for the Fund.

12. INTEREST OF THE DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Directors and executive officers of the Fund is 270 Park Avenue, New York, NY 10017. As of the date of this Offer to Purchase, the Directors and executive officers of the Fund did not beneficially own any Preferred Shares.

Based on the Fund’s records and upon information provided to the Fund by its Directors and executive officers, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, have effected any transactions in the Preferred Shares, during the sixty-day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Directors, or affiliates currently intends to tender Preferred Shares held of record or beneficially by such person, if any, for purchase pursuant to the Offer.

Except as set forth in the Offer (including the RiverNorth Agreement and the Morgan Stanley Agreement, as discussed in Section 9), to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Directors, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities issued by the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

RiverNorth Agreement

On February 12, 2016, the Fund Parties and the RiverNorth Parties entered into the RiverNorth Agreement. Pursuant to the Agreement, the Fund Parties agreed to conduct the Offer, and the RiverNorth Parties agreed that if the Offer is conducted by the Fund, RiverNorth shall tender one-hundred percent (100%) of its holdings in Preferred Shares of the Fund, such that RiverNorth would have no holdings in the Preferred Shares following completion of the Offer. RiverNorth also agreed that for a period of 3 years from and after the date that the Offer is completed it would (i) refrain from purchasing any of the Preferred Shares, (ii) refrain from making or supporting any shareholder proposals concerning the Fund (iii) vote in accordance with the Board and management’s recommendations on matters concerning the Fund to the extent consistent with RiverNorth’s fiduciary duties (iv) refrain from encouraging other parties to vote against the Board and management’s recommendations on matters concerning the fund and (v) refrain from proposing any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund.

Morgan Stanley Agreement

On February 12, 2016, the Fund Parties and Morgan Stanley entered into the Morgan Stanley Agreement. Pursuant to the Morgan Stanley Agreement, the Fund Parties agreed to conduct the Offer and Morgan Stanley agreed that if the Offer is conducted by the Fund, Morgan Stanley shall tender one-hundred percent (100%) of its holdings in Preferred Shares of the Fund, such that Morgan Stanley would have no holdings in the Preferred Shares following completion of the Offer.

13. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to the Fund’s business that might be adversely affected by the Fund’s acquisition of Preferred Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. The Fund’s obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 14 of this Offer to Purchase.

14. CONDITIONS FOR THE OFFER

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Directors, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) there have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Preferred Shares which represent less than 80% of the Fund’s outstanding Preferred Shares; (2) the Financing

Condition has not been waived or satisfied; (3) such transactions, if consummated, would (a) result in delisting of the Common Stock from the NYSE MKT ; (b) impair the Fund’s eligibility for treatment as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (4) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; (5) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (6) the Board determines that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or holders of its Preferred Shares.

In order to facilitate the Offer, if you own Preferred Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the offer period as provided in Section 2 “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

15. FEES AND EXPENSES

The Fund has retained Computershare as the Depositary and Georgeson LLC. as the Information Agent. The Depositary (or the Information Agent) may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Depositary and Information Agent) for soliciting tenders of Preferred Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Depositary or the Information Agent for purposes of the Offer.

The Fund will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Fund’s Tender Offer.

16. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 11 of this Offer to Purchase.

The Fund has not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your shares in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Fund, the Board, the officers of the Fund, its Adviser, the Fund’s transfer agent, the Depositary or the Information Agent.

Pacholder High Yield Fund, Inc.

March 11, 2016

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the Fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary as follows:

By First Class Mail:	By Registered, Certified, or Express Mail, or Overnight Courier:
Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
PO Box 43011	250 Royall St, Suite V
Providence, RI 02940-3011	Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery may be directed to the Information Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Georgeson LLC

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Should you have any questions about the Offer, please contact Georgeson LLC, at (800) 457-0759 Monday through Friday 9 a.m. to 11 p.m. Eastern time.